Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Other Service Providers” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 48 to the Registration Statement (Form N-1A, No. 2-74980) of Morgan Stanley U.S. Government Money Market Trust, and to the incorporation by reference of our report, dated March 18, 2016, on Morgan Stanley U.S. Government Money Market Trust included in its Annual Report to Shareholders for the fiscal year ended January 31, 2016.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

June 24, 2016